UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2011

Alion Science and Technology Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 Tysons Boulevard, Suite 1300, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-918-4480

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On October 3, 2011, Alion Science and Technology Corporation ("Alion" or the "Company") filed a current report on Form 8-K to report the September 30, 2011 sale of approximately $1.5 million of common stock to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the "Trust"). The Company sold approximately 73,204 shares to the Trust at $20.95 per share for aggregate proceeds of approximately $1.5 million, the amount it actually received from the Trust. The Company issued approximately 269,506 additional shares to the Trust, at an average price per share of $20.95, as a contribution to the employee stock ownership plan ("ESOP") component of the Alion Employee Ownership, Savings and Investment Plan (the "KSOP").

The shares of common stock were offered to the Trust pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

Alion Science and Technology Corporation ("Alion" or the "Company") intends to disclose on November 11, 2011, the following non-public information.

As of September 30, 2011, the Company had backlog on existing contracts and executed delivery orders totaling approximately $2.6 billion, of which approximately $404 million was funded. As of September 30, 2011, the Company had approximately $3.6 billion of unfunded contract ceiling backlog, for an aggregate total backlog of approximately $6.2 billion.

Item 8.01 Other Events.

State Street Bank and Trust Company, as trustee ("the Trustee") of the ESOP, has selected a final value of $20.95 per share for Alion’s common stock as of September 30, 2011 (the "Valuation Date").

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods: (i) Discounted Cash Flow Method; and (ii) Transaction Method (i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples).

The previous valuations conducted by the valuation firm on behalf of the Trustee used the Discounted Cash Flow Method, the Transaction Method and the Guideline Company Method. The Guideline Company Method was not used in the current analysis since current pricing multiples of the guideline companies are near historical lows and are significantly below the pricing multiples implied by recent merger and acquisition activity in the government contracting sector. (The median market-based EBITDA pricing multiples from the Guideline Company Method decreased approximately 32% between March 31, 2011 and September 30, 2011.) The significant gap between the pricing multiples of the guideline companies and recent transactions in the industry suggests that current pricing multiples for non-controlling ownership interests may not be meaningful for purposes of valuing a controlling ownership interest. The ESOP owns a controlling interest in Alion, therefore, the Trustee and the valuation firm deemed the Guideline Company Method to be non-meaningful for the purpose of the current analysis.

Some of the factors that influenced the Trustee’s decision to select the value of $20.95 per share were the following: (i) Valuation EBITDA for fiscal year 2011 decreased relative to valuation EBITDA for the 12-month period ended March 31, 2011 due to continued delays in contract awards, the Company maintaining overhead levels above the levels necessary to support existing contracts, and increased cost-plus work performed by the Company; (ii) the selected revenue pricing multiple in the Transaction Method decreased relative to the selected revenue pricing multiple in the March 31, 2011 analysis to account for the Company’s lower profit margins in fiscal year 2011 relative to the 12-month period ended March 31, 2011; (iii) the Fair Market Value of Alion’s debt was lower at September 30, 2011 compared with March 31, 2011 primarily due to the decrease in the Fair Market Value of the Senior Unsecured Bonds, consistent with a slight increase in the risk and higher discount rate applied to the debt, and a $3.0 million principal payment on the Senior Unsecured Bonds, somewhat offset by a shorter maturity period and the accrual of paid-in-kind interest of $3.3 million; and (iv) fully-diluted common shares outstanding increased by 360,645 shares between March 31, 2011 and September 30, 2011 due to common shares issued by the Company.

The valuation firm prepared a written report, which is solely for the Trustee’s use in connection with its administration and operation of the ESOP, containing its procedures, analyses, and opinion as to the appropriate value of the Company’s common stock. In preparing its report, the valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by management of the Company, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those presented herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alion Science and Technology Corporation

November 10, 2011	By:	/s/ Michael J. Alber

Name: Michael J. Alber
Title: Chief Financial Officer